Exhibit 99.1

[GRAPHIC OMITTED][GRAPHIC OMITTED]


                                       For further information, please contact:
                                                      Peter W. Chehayl
                                            Senior Vice President, CFO
                                              Centennial Cellular Corp.
                                                   1305 Campus Parkway
                                                    Neptune, NJ  07753
                                               (732) 919-1000 ext. 379

                     CENTENNIAL CELLULAR CORP. CHANGES NAME
                       TO CENTENNIAL COMMUNICATIONS CORP.



Neptune, New Jersey - February 29, 2000 (NASDAQ: CYCL) Centennial Cellular Corp. today announced that it has changed its name to Centennial Communications Corp. The name change will become effective at the start of trading on Tuesday February 29, 2000. The company's NASDAQ ticker symbol will remain as CYCL and its CUSIP number will remain as 15133V208.

"The name change is designed to better reflect the integrated communications services offered by the company," said Michael J. Small, president and chief executive officer of Centennial. "In addition to domestic cellular licenses covering 5.9 million Net Pops, Centennial provides PCS wireless, long distance, Internet, competitive local exchange and wireless local loop services in Puerto Rico. With our recent agreement to acquire the cable television system assets in Puerto Rico of Pegasus Communications, our service offerings stretch well beyond providing only cellular phone service," said Small.

Centennial is one of the largest independent wireless telecommunications service providers in the United States, Puerto Rico and the Dominican Republic with approximately 17.2 million Net Pops. Centennial's domestic Rural Cellular operation has 5.9 million Net Pops and serves over 363,000 customers. Centennial de Puerto Rico is a fully integrated provider of communications services in Puerto Rico, utilizing a PCS license that covers 3.8 million Pops in Puerto Rico and the U.S. Virgin Islands and a Competitive Local Exchange Carrier license to operate in Puerto Rico. In addition, the Company now owns 70% of a PCS license in the Dominican Republic representing approximately 6.2 million Net Pops, and holds minority shares representing approximately 1.2 million Net Pops in U.S. cellular operations controlled and managed by other operators.

Welsh, Carson, Anderson & Stowe (WCAS) and an affiliate of The Blackstone Group are controlling shareholders of Centennial. WCAS is a private investment firm based in New York and founded in 1979. WCAS currently manages over $8 billion in private equity capital and focuses primarily on the information services and healthcare industries. The Blackstone Group is a New York based private investment bank whose current corporate investment vehicle, Blackstone Capital Partners III Merchant Banking Fund, LP, has approximately $3.8 billion in committed capital.